Exhibit 5.1

January 13, 2025

AleAnna, Inc.

300 Crescent Court, Suite 1860

Dallas, Texas 75201

Re: AleAnna, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AleAnna, Inc., a Delaware corporation f/k/a Swiftmerge Acquisition Corp. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on January 13, 2025 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the issuance by the Company of up to 11,250,000 shares (the “Warrant Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issuable upon exercise of an aggregate of 11,250,000 warrants (the “Public Warrants”), each of which is exercisable at a price per share of $11.50 per share.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Warrant Shares and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) a copy of that certain Warrant Agreement, dated December 14, 2021, by and between Continental Stock Transfer & Trust Company and the Company (the “Warrant Agreement”); and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the Delaware General Corporation Law as in effect on the date hereof.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

AleAnna, Inc.

January 13, 2025

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Warrant Shares are duly authorized, and, when issued by the Company against payment therefor in accordance with the terms of the Warrant Agreement, such Warrant Shares will have been validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP